Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			September 13, 2006
BUTLER NATIONAL CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL

OLATHE, KANSAS, September 13, 2006, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the first quarter fiscal 2007 for the period ended July 31, 2006.  In conjunction with the release, the Company has scheduled a conference call Thursday, September 14, 2006 at 9:00AM Central Daylight Time.

What: Butler National Corporation First Quarter Conference Call

When: Thursday, September 14, 2006 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2007.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2006	2005	2004	2006	2005	2004

Net Sales	$3,076	$4,112	$5,172	$3,072	$5,276	$3,109
Operating Income	164	309	500	187	858	318
Net Income	44	206	424	15	774	251
Per Share Net Income	.01	.01	.01	.00	.02	.01
Total Assets	18,092	18,694	13,922	18,138	17,279	12,666
Long-term Obligations	1,759	1,993	1,418	1,844	2,089	1,528
Shareholders' Equity	9,873	9,525	7,117	9,829	9,319	6,657
New Product Research and Development Cost	499	422	328	416	439	462
nr = not reported

Management Comments:

"Our sales for the fiscal quarter-ended July 31, 2006, decreased 25% to $3.1 million as compared to $4.1 million for the same period in 2005.  We remained profitable but are striving to get more of the revenue to the bottom-line.  We continue with our commitment to the "Classic Aviation" products with an emphasis on improving profitability.

In an effort to further develop and grow our "Classic Aviation" product line, we expensed 16% of sales on product development and showed a profit during a very tough but improving year in the aerospace industry. We continue to work on new products to stabilize our long-term revenues.

Sales from Aircraft Modifications including modified aircraft decreased $563,000 (21.6%) from $2.6 million in the first quarter of fiscal year 2006 to $2.0 million in the current three months of fiscal 2007.  Revenues from non RVSM modification services increased $174,000 or 15% in the first three months of fiscal 2007.   RVSM revenues decreased by 67% in the first quarter of fiscal 2007, compared to the first quarter of fiscal 2006.  We expect RVSM group approval for the Learjet 35/36 model aircraft in the next two weeks.  We are projecting sales of 50 to 100 Learjet 20 series and Learjet 30 series RVSM installations in the next two years.

Sales from the Avionics decreased 74%, from $798,000 in first quarter of fiscal 2006, to $205,000 in the current three months of fiscal 2007.  We expect this business segment to significantly increase in future years due to the addition of new fuel system protection devices like the TSD, GFI and other classic aviation defense products.  During the first quarter of fiscal 2007 we focused our efforts on the build up of product for several customers.

Monitoring sales increased from $338,000 for the three months ended July 31, 2005 to $400,000 for the three months ended July 31, 2006, an increase of 18.3%.  During the three months ended July 31, 2006, we maintained a relatively level volume of long-term contracts with municipalities.  Revenue fluctuates due to the introduction of new products and services and the related installations of these products.  Our contract with one of our largest customers has been renewed through fiscal 2008.  We had an operating profit of $58,000 in Monitoring Services for the three months ended July 31, 2006, compared to $25,000 for the three months ended July 31, 2005.

Revenues from Management Services related to gaming increased 28% for the quarter compared to the same period last year.  We are continuing to see positive effects of the Class III gaming.

As of September 8, 2006, our backlog is in excess of $14.7 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We are moving into fiscal 2007 with the possibility of exciting projects," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995.  The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.  These Risk Factors are also listed in Part I Item 1A of the Company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-498-7775
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jdrewitz@comcast.net
Direct Investor Relations
Phone office 972-355-6070

For more information, please visit the Company web site: www.butlernational.com
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